Exhibit 107

FEE TABLES FOR

FORM S-8

Calculation of Filing Fee Tables

………….. (Form Type)

GREEN THUMB INDUSTRIES INC.

…………..………………………..

(Exact Name of Registrant as Specified in its Charter)

Table 1: Newly Registered Securities

Security Type	Security Class Title	Fee Calculation Rule	Amount Registered	Proposed Maximum Offering Price Per Unit(1)	Maximum Aggregate Offering Price(2)	Fee Rate	Amount of Registration Fee(1)
Equity	Subordinate Voting Shares	Rule 457(c) and Rule 457(h)	24,417,212	$6.14	$149,921,681.68	$153.10 per $1,000,000	$22,953.01
Total Offering Amounts					$149,921,681.68		$22,953.01
Total Fee Offsets							--
Net Fee Due							X

(1) Pursuant to Rule 416(a) under the Securities Act of 1933, as amended (the “Securities Act”), this registration statement shall also cover any additional Subordinate Voting Shares of the Registrant that may become issuable under the Green Thumb Industries Inc. 2018 Stock and Incentive Plan, as amended as a result of any stock dividend, stock split or other similar transaction which results in an increase in the number of shares of the Registrant’s outstanding Subordinate Voting Shares.

(2) Estimated solely for the purpose of calculating the registration fee pursuant to Rules 457(c) and 457(h) under the Securities Act and based upon the average of the high and low prices of Subordinate Voting Shares, as reported on the OTCQX Best Market on August 1, 2025, which date is within five business days prior to the filing of this Registration Statement, which was $6.14 per share.